SECOND Amendment

This Second Amendment (“Amendment No. 2”) is effective May 27, 2006 and is the second amendment to the MERGERS & ACQUISITION ADVISORY AGREEMENT dated May 27, 2005 which was among and between Stanton, Walker & Company and SoftNet Technology Corp.

Modification One
It is hereby agreed that paragraph 13.0 shall be amended to:

13.0 Term/Termination. This Agreement is for a term of twenty four (24) months ending May 26, 2007.

Further Agreement
As consideration for Consultant entering into this Second Amendment to the Agreement, Client agrees to cause sixty thousand dollars worth of its common stock (the “Renewal Fee”), par value $.001 per share, to be issued to Richard P. Stanton and Richard H. Walker, affiliates of Stanton, Walker & Company. The exact number of shares shall be determined by taking the average closing price of Client’s common stock for May 23, 2006, May 24, 2006 and May 25, 2006 and dividing that number into $ 60,000. The shares shall then be divided in two and issued in equal quantities to Richard P. Stanton and Richard H. Walker. The shares when issued shall be free trading, registered with the Securities and Exchange Commission.  The registration and issuance of the Renewal Fee shares shall take place no later than June 1, 2006.  All costs in connection therewith shall be borne by Client.

Modification Two
In is also hereby agreed that paragraph 1 shall be amended to:

  Mergers and Acquisitions.  Consultant will provide assistance to Client, as mutually agreed, in identifying merger and/or acquisition candidates and assisting in any due diligence process.  It is expressly understood that Consultant shall have no power to bind Client to any contract or transaction obligation.  Additional compensation to Consultant for the successful mutual execution of a Letter of Intent and Closing of any merger or acquisition shall be made pursuant to Sections 1.a, 1.a.i and 1.a.ii below:

  Mergers and Acquisitions. Consultant agrees, from time to time, to provide consultative services to Client in acquiring, merging, and/or divesting businesses, and/or operations on a non-exclusive basis, as Consultant deems appropriate in its sole discretion. Consultant will introduce the Client to one or more parties who might be interested in (whether by way of merger, consolidation, asset purchase, technology license, or substantially similar transaction) either, (a) acquiring some or all of Client’s assets or, (b) selling some or all of their own assets to Client and/or, (c) entering into some form of strategic alliance with Client. In consideration of Consultant’s services, Client agrees to pay Consultant the bonus set forth in paragraph 1.a.ii.

Second Amendment dated May 27, 2006                                                                                                                      Page 2

  Performance by Consultant. Consultant shall be deemed to have earned its entire fee under Section 1.a.ii upon, (i) Consultant’s introduction of any potential acquirer or seller of assets or merger candidate or, (ii) upon Consultant providing consultative services to Client on merger, acquisition and/or divestiture efforts for an introduced or non-introduced merger, acquisition and/or divestiture candidate and, (iii) the execution by Client of a Letter of Intent (“LOI”) and/or Definitive Agreement (“DA”) with respect to a merger, acquisition, and/or divestiture by Client made within the Term of this Agreement (as amended) or the first twelve months after the completion of the Term of this Agreement (as amended). Consultant shall be entitled to receive a fee (as described in paragraph 1.a.ii., below) for each merger, acquisition and/or divestiture by the Client. Each such obligation of Client to pay such fee shall be deemed a separate agreement hereunder severable from each of the other obligations to pay engagement fees or other fees hereunder and each obligation shall be separately enforceable as if separate written agreements existed for each introduction and/or consultative service made by Consultant.

  Amount and Payment of Consultant’s Introduction Bonus For Merger/Acquisition.

  For all existing acquisition candidates as set forth in Exhibit 1 attached hereto:
  For a signed Letter of Intent or similar document that is mutually executed between Client and an organization listed on Exhibit 1 attached hereto, Client shall issue to Consultant such number of its common stock to equal the specified percent ( LOI% for that organization as set forth in Exhibit 1) of the contemplated total value of the transaction as outlined in the executed Letter of Intent. The shares shall be issued within five (5) business days of the execution of the Letter of Intent in equal quantities to Richard H. Walker and Richard P. Stanton, alter egos of Stanton, Walker & Company. In addition these shares shall be registered with The Securities and Exchange Commission within five (5) days of the issuance of such shares. The exact number of shares shall be calculated by taking the average closing price of Client’s common stock for the last three trading days prior to the execution of the Letter of Intent and dividing that number into the specified percent (LOI % for that organization as set forth in Exhibit 1) of the contemplated total value of the transaction.

  For a signed Definitive Agreement or similar document that is mutually executed between Client and an organization listed on Exhibit 1 attached hereto, Client shall issue to Consultant such number of its

Second Amendment dated May 27, 2006                                                                                                                      Page 3

common stock to equal the specified percent (DA% for that organization as set forth in Exhibit 1) of the contemplated total value of the transaction as outlined in the executed Definitive Agreement. The shares shall be issued within five (5) business days of the execution of the Definitive Agreement in equal quantities to Richard H. Walker and Richard P. Stanton, alter egos of Stanton, Walker & Company. In addition these shares shall be registered with The Securities and Exchange Commission within five (5) days of the issuance of such shares. If a Letter of Intent was previously executed, then the success fee for the execution of a Definitive Agreement shall be set at the specified percent (DA% for that organization as set forth in Exhibit 1) less the LOI% if previously received by Consultant. The exact number of shares shall be calculated by taking the average closing price of Client’s common stock for the last three trading days prior to the execution of the Definitive Agreement and dividing that number into the specified percent (DA%) of the contemplated total value of the transaction as set forth for that organization in Exhibit 1 (less the LOI% should it have previously been received by Consultant).

Note: “Total value” shall include, but is not limited to cash, cash equivalents, stock, and the value of any consideration other than cash paid or received by Client.

For all new acquisition candidates not set forth in Exhibit 1 attached hereto:
For a signed Definitive Agreement or similar document that is mutually executed between Client and another organization, Client shall issue to Consultant such number of its common stock to equal three percent (3.0%) of the contemplated total value of the transaction outlined in the executed Definitive Agreement. The shares shall be issued within five (5) business days of the execution of the Definitive Agreement in equal quantities to Richard H. Walker and Richard P. Stanton, alter egos of Stanton, Walker & Company. These shares when issued shall be registered with The Securities and Exchange Commission within five (5) days of the issuance of such shares. The exact number of shares shall be calculated by taking the average closing price of Client’s common stock for the last three trading day prior to the execution of the Definitive Agreement and dividing that number into three percent of the contemplated total value of the transaction.

Note: “Total value” shall include, but is not limited to cash, cash equivalents, stock, and the value of any consideration other than cash paid or received by Client.

Second Amendment dated May 27, 2006                                                                                                                      Page 4

  Payment.  In addition to the payment of the Renewal Fee, which is due and payable upon the execution of this Amendment, each time a fee is due as specified in any other provision of the Agreement, the fee shall be payable as specified therein. The fee due Consultant shall be in addition to any bonus, fees or funds which may be payable to any other person or entity as a result of the transaction. Consultant shall have no obligation to perform any duties provided for herein if payment [cash and/or stock] is not received by Consultant within the time periods as stipulated herein. In addition, if any payment owing to Consultant hereunder is not delivered within the time periods as stipulated above, the financial obligation to Consultant shall remain but Consultant’s obligations under this agreement shall be become null and void. Client expressly agrees that the Renewal Fee is deemed earned upon execution of this Amendment and is thereafter non-refundable and non-cancelable.  If for any reason, Client fails to make payment within the time period specified, then Client shall pay Consultant an additional fee equal to one (1) percent of the balance outstanding compounded monthly. This additional fee is earned each month and is payable immediately.

All other terms and conditions shall remain the same. This Second Amendment supersedes and replaces any previous amendment entitled Second Amendment.

* S I G N A T U R E      P A G E       F O L L O W S*

Second Amendment dated May 27, 2006                                                                                                                      Page 5

CLIENT: SOFTNET TECHNOLOGY CORP (STTC)

_/s/____________________________________
Kevin Holt

Title: __________________________________

Date: May 19, 2006

CONSULTANT:   STANTON, WALKER & COMPANY

_/s/_____________________________________
Richard H. Walker

Its Managing Director

Date: May 19, 2006

Second Amendment dated May 27, 2006                                                                                                                      Page 6

EXHIBIT 1

Specific Success Fees For Existing Acquisition Candidates			Success Fee %
		DA%	5%	2.50%	1%
		(LOI%)	(2%)	(1%)	-
Company Name	City	State
Advantage International	Tampa	FL	x
AGO Insurance Software	Mt Arlington	NJ			x
AML Communications	Austell	GA			x
BTG Enterprises	Atlanta	GA			x
BTS Partners	Boston	MA			x
Casair (Crystal Automation Systems)	Stanton	MI	x
Comnexia	Roswell	GA			x
Comport Network Services	Ft Worth	TX	x
Computer One, Inc	Tampa	FL	x
Control Group Inc	NY	NY	x
Corsis Technology Services	New York	NY	x
CPS Comtech	Cranford	NJ		x
Data Palette Inc.	Long Island City	NY	x
Digital Architects Inc.	Irving	TX	x
Doreen Evans Associates	Boston	MA	x
Dynasis	Roswell	GA			x
Essential Resources	Atlanta	GA	x
Everonit.com	Boston	MA			x
Exenet LLC	New York	NY			x
Fast Links/Wirelesswans.com	North Scituate	MA			x
HB Communications Group Inc.	Dallas	TX	x
Hunter Green Associates	NY	NY	x
Integra Network Services	Milford	MA	x
Jacobson Consulting Applications (JCA)	NY	NY	x
Macdonald Consulting Group	Atlanta	GA	x
Network Data Systems	Rolling Meadows	IL			x
Orbis Technology Group	Andover	MA	x
Pickering & Associates	Seattle	WA	x
Pioneer Network Services	Atlanta	GA	x
Professional Consultancy International	Tampa	FL	x
Professional Edge	Dallas	TX	x
SkillFusion	Lawrenceville	GA			x
Techmagix	Irving	TX	x
Teracore Inc.	Atlanta	GA	x